ACQUISITION AGREEMENT

DATED AS OF 18 NOVEMBER 2025

BY AND BETWEEN

GREENPRO CAPITAL CORP. AND

Name	Representing Share
Lim Chee Yin	0.99%

Shareholder of

Greenophene Technologies Limited

THIS ACQUISITION AGREEMENT ***("Agreement')*** is entered into as of November 18, 2025 (the "Effective Date" by and between Greenpro Capital Corp., a company incorporated in Nevada and listed on the NASDAQ (NASDAQ: GRNQ), of B-23A-02, G-Vestor Tower, Pavilion Embassy, 200 Jalan Ampang, 50450 W.P. Kuala Lumpur, Malaysia ***("GRNQ")*** and Lim Chee Yin, with address for service at A-16-02 Tower A, Pinnacle Petaling Jaya, Jalan Utara C, 46200 Petaling Jaya, Selangor, Malaysia ***("Seller").*** GRNQ and Seller are referred to herein individually as a ***"Party"*** and collectively as the ***"Parties."***

RECITALS:

A. Greenpro Capital Group is registered in Nevada and provides a wide range of high-value professional services, such as Corporate Strategic Planning, Corporate Value Capitalization, Cross-Border Listing, and Venture Capital. It aims to build a new pattern of the capital market and to act as a capital resources consolidation platform. Meanwhile, it operates and provides solution services varying from cloud system solutions, financial consulting services and corporate accounting services.

B. Greenophene Technologies Limited (GTL) is a company incorporated in the British Virgin Islands. GTL is a global materials innovator specializing in the development, production, and application of pristine graphene solutions.

C. GRNQ hereby agrees to purchase from the Seller, 0.99% of the Seller's shareholding interest in GTL for the consideration as indicated in Article 2.1.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1 SALE AND PURCHASE OF THE ACQUIRED ENTITY

1.1. ***Basic Transaction.*** On the terms and subject to the conditions of this Agreement:

(a) The Seller hereby agrees to sell a total of 0.99% of the Seller's shareholding in GTL to GRNQ for the consideration as stated in Article 2.1. below; and

(b) GRNQ hereby agrees to purchase from the Seller, a total of 0.99% of the Seller's shareholding in GTL for the consideration as stated in Article 2.1. below.

1.2 ***Consideration.*** The Seller agreed to sell and GRNQ agreed to purchase a total of 0.99% of the Seller's shares in GTL for consideration of US$1,200,000 (the "***Consideration***"). Both the Seller and GRNQ agree that the Consideration will be settled as stated in 2.1 below.

1.3 ***Consideration Settlement.*** Both the Seller and GRNQ hereby agree that the Consideration of US$1.200,000 will be settled with the issuance **of 800,000 common shares** of GRNQ valued at a share price **of US$1.50 per share,** and such common shares shall be restricted under Rule 144 of the SEC Act. The common shares of GRNQ shall be issued to the Seller as indicated in **Exhibit A.**

ARTICLE 2 CLOSING

2.1 The consummation of the transfer by the Seller, 0.99% of the shares in GTL to GRNQ, and the acquisition by GRNQ from the Seller, the 0.99% of the shares in GTL by the payment of **800,000 new common shares of GRNQ,** shall occur on or before **November 18, 2025** (the "***Closing Date***"). Immediately at the Closing Date, GRNQ shall deliver, or cause to be delivered, to the Seller, a board resolution confirming the issuance of **800,000 common shares of GRNQ** that are being sold, assigned, and conveyed to the Seller; such board resolution shall be duly executed, endorsed and/or authenticated for delivery to the Seller.

2.2 **Conditions Precedent to GRNQ's Obligations.** The obligations of GRNQ to consummate the Closing shall be subject to the satisfaction, at or prior to Closing, of the following conditions, any of which may be waived by GRNQ in writing:

(a) all representations and warranties of the Seller shall be true and correct as of the Closing Date;

(b) to the best knowledge of the Seller, no material adverse change shall have occurred with respect to GTL;

(c) GTL shall not be subject to any litigation or regulatory actions.

2.3 Immediately after the Closing, GRNQ shall deliver to the Seller, share certificate(s) representing **800,000 common shares of GRNQ** issued in the name as shown in Exhibit A. It is understood that the share certificate so delivered will display the required restrictive legend pursuant to Rule 144 of the United States Securities and Exchange Act.

On or before the Closing Date, the Seller shall deliver, for transmittal to GRNQ, duly authorized, properly and fully executed documents in English, evidencing and confirming the sale of 0.99% of the shares of GTL.

ARTICLE 3 EXECUTION

3.1 GRNQ shall execute and deliver to the Seller, on the Closing Date, any and all such other documents and instruments, and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of the Common Shares of GRNQ.

3.2 The Seller shall execute and deliver to GRNQ, on the Closing Date, any and all such other documents and

instruments. and take or cause to be taken any and all such other and further actions that may be necessary, appropriate or advisable in order to vest fully, and to confirm the purchase and sale, the title to and possession of 0.99% of the shares of GTL.

3.3 **Post-Closing Cooperation.** Following the Closing, each Party shall cooperate fully with the other Party in effecting any post-closing filings, corporate registry updates, share ledger transfers, regulatory filings, or other documentation required to perfect each Party's ownership in the respective companies.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GRNQ

GRNQ hereby represents and warrants to the Seller as follows (it being acknowledged that the Seller is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of GRNQ hereunder):

4.1 ***Authorization.*** GRNQ, represented by Mr. Lee Chong Kuang. the President, Chief Executive Officer of GRNQ, has full power. legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of GRNQ, and this Agreement is enforceable with respect to the Seller in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which GRNQ is a party or by which GRNQ or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to GRNQ or the assets or properties of GRNQ.

4.2 ***Legality of Shares.*** To the best of GRNQ's knowledge, the Common Shares of GRNQ, when delivered as provided in this Agreement. will be validly issued. fully paid and non-assessable. The Common Shares of GRNQ, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares of GRNQ as set forth in this Agreement, the Seller will receive title to the Common Shares of GRNQ thereto, free and clear of all liens. encumbrances, charges and claims whatsoever.

4.3 ***Compliance with Securities laws.***

(a) No formal or informal investigation or examination by the Securities and Exchange Commission (the "***Commission***") or by the securities administrator of any state is pending or threatened against GRNQ.

(b) Neither GRNQ nor any of its directors or officers has been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

(c) GRNQ is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily. preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

4.4 ***No undisclosed Issues or Liabilities.*** GRNQ warrants that, to the best of its knowledge. there are no issues that might tend to cause damage to GRNQ or its shareholders, or state or federal regulatory problems of any description.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1 ***Authorization.*** The Seller has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the 800,000 common shares of GRNQ from GRNQ, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Seller and this Agreement is enforceable with respect to the Seller, in accordance with its terms.

5.2 ***No Encumbrances.*** The Seller represents and warrants that the 0.99% shareholding interest in GTL is owned free and clear of all liens, pledges, encumbrances, security interests, options, rights of first refusal, or other adverse claims of any kind, whether recorded or unrecorded. The Seller further warrants that it has the right and authority to transfer such

shares.

5.3 ***Information Regarding this Agreement and the Company.*** The Seller has obtained such information regarding the financial position and prospects **of GRNQ** as the Seller considers necessary or appropriate for the purpose of purchasing and acquiring the Common Shares of GRNQ from GRNQ pursuant to this Agreement.

5.4 ***Compliance with Securities Laws.***

(a) No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States or the British Virgin Islands, is pending or threatened against the Seller.

(b) The Seller has not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing within any jurisdiction.

(c) The Seller is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently restraining or enjoining it from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing within any jurisdiction.

5.5 ***No Litigation.*** The Seller represents that there are no actions, suits, arbitrations, investigations, or proceedings pending, threatened, or anticipated against the Seller that would impair the Seller's ability to perform its obligations under this Agreement.

5.6 ***Disclosure of Transference of Control***

(a) The Seller understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of the shares. Such filings and disclosures include, but are not limited to, the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission.

(b) One or more filings of the Initial statement of beneficial ownership of securities on Schedule 13D or other similar ownership forms.

(c) The Seller will use its reasonably commercial efforts to cooperate with GRNQ in its preparation and filing of all required filings in order to ensure that all required filings are executed and filed properly and in a timely manner.

5.7 ***Delivery.*** The Seller warrants that it and the Seller shall deliver to GRNQ all of the rights, titles and interests in 0.99% of the shares of GTL.

5.8 ***Translations.*** The Seller warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

ARTICLE 6 MISCELLANEOUS PROVISIONS

6.1 ***Parties in Interest.*** This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

6.2 ***Confidentiality.*** The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without the prior written consent of the other Party.

6.3 ***Governing Law.*** This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of **Malaysia.**

6.4 ***Shares to Be Held In Escrow.*** The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

6.5 ***Notices.*** All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

<u>If to GRNQ, to</u>:
Greenpro Capital Corp.
B-23A-02, G-Vestor Tower,
Pavilion Embassy, 200 Jalan Ampang,
50450 W.P. Kuala Lumpur, Malaysia

<u>If to the SELLER, to</u>:
A-16-02 Tower A,
Pinnacle Petaling Jaya,
Jalan Utara C,
46200 Petaling Jaya,
Selangor, Malaysia

Either party hereto may change its address by written notice to the other party given in accordance with this Section 6.5.

6.6 ***Entire Agreement.*** This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally without the consent of both parties. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

6.7 ***Captions and Headings.*** The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Greenpro Capital Corp.

By: /s/__________________________
Designated Signing Authority
Lee Chong Kuang
Director

SELLER:

By: /s/__________________________
Lim Chee Yin

Exhibit A

List of Amount of GTL Shares to be Acquired & Entitled Amount of GRNQ's Common Share for the SELLER

SELLER	GTL's Shares to be Acquired by GRNQ	Number of Entitled GRNQ's Common Shares
Lim Chee Yin	10	800,000

Greenpro Capital Corp.

By: /s/____________________________
Designated Signing Authority
Lee Chong Kuang
Director

SELLER:

By: /s/____________________________
Lim Chee Yin